UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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2005

Notice of Annual Meeting
and Proxy Statement
WESCO International, Inc.

225 West Station Square Drive, Suite 700
Pittsburgh, PA 15219

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
May 18, 2005
      The Annual Meeting of the Stockholders of WESCO International, Inc. will be held on Wednesday, May 18, 2005, at 2:00 p.m., C.S.T., at Sofitel Chicago O’Hare, located at 20 East Chestnut Street, Chicago, IL 60611, to consider and take action on the following:

1)	Election of a class of three Directors for a three-year term expiring in 2008;

2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2005; and

3)	Transaction of any other business properly brought before the meeting.
      The Board of Directors recommends a vote in favor of these proposals. Stockholders of record at the close of business on April 4, 2005 will be entitled to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote will be available at the Annual Meeting and during ordinary business hours for ten days prior to the meeting at our corporate offices, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219, for examination by any holder of record for any legally valid purpose.
      WESCO International, Inc. stockholders or their authorized representatives by proxy may attend the meeting. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy from your bank or broker or a copy of your account statement.
      Most stockholders of record have a choice of voting over the Internet, by telephone, or by returning the enclosed proxy card. You should check your proxy card or information forwarded by your bank, broker or other holder of record to see which options are available to you.
      In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person either fill in, sign, date, and return the enclosed proxy in the accompanying envelope or otherwise make arrangements to vote via telephone or over the Internet.

By order of the Board of Directors,

MARCY SMOREY-GIGER
Corporate Secretary

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
to be held May 18, 2005
PROXY SOLICITATION AND VOTING INFORMATION
      The accompanying proxy is solicited by the Board of Directors of WESCO International, Inc. (the “Company”) for use at the Annual Meeting of the Stockholders (the “Annual Meeting”) to be held on May 18, 2005, at Sofitel Chicago O’Hare, located at 20 East Chestnut Street, Chicago, Illinois 60611, at 2:00 p.m., local time, and at any adjournment or postponement thereof. The proxies will be voted if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting, and not revoked. If no direction is given in the proxy, it will be voted “FOR” the proposals set forth in this Proxy Statement, including election of the Directors nominated by the Board of Directors and ratification of the independent registered public accounting firm. The Company has not received timely notice of any stockholder proposals for presentation at the Annual Meeting as required by Section 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      Alternatively, stockholders may be entitled to vote over the Internet or by telephone; individual stockholders should check the enclosed proxy card or the information forwarded to them by their bank, broker or other holder of record to see whether these options are available to them. Action will be taken at the Annual Meeting for the election of Directors, and any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment.
      A stockholder who has returned a proxy via mail, telephone or Internet may revoke it at any time before it is voted at the Annual Meeting by delivering a revised proxy bearing a later date, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Corporate Secretary of the Company at the address set forth above.
      This Proxy Statement, together with the accompanying proxy card, is first being mailed to stockholders on or about April 20, 2005. The Company’s 2004 Annual Report to Stockholders accompanies this Proxy Statement. The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, telephone and the Internet, the Board of Directors of the Company (the “Board”), without receiving additional compensation for this service, may solicit in person. Arrangements also will be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of the Common Stock, par value $.01 per share, of the Company (“Common Stock”) held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling.
      Holders of Common Stock at the close of business on April 4, 2005 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. On that date 46,904,832 shares of Common Stock were issued and outstanding.
      The presence, in person or by proxy, of stockholders holding at least a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business at the Annual Meeting. Holders of Common Stock are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. The election of Directors will be determined by a plurality of the votes cast at such election, and will require the affirmative vote of the holders of a majority of the votes present at the meeting. The ratification of our independent registered public accounting firm will be determined by a majority of the votes present at the meeting.

PROPOSALS REQUIRING YOUR VOTE
ITEM 1 — BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
      The Board consists of nine members, divided into three classes. The terms of office of the three classes of Directors (Class I, Class II and Class III) end in successive years. The current term of the Class III Directors expires this year, and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2008. The terms of the Class I and Class II Directors do not expire until 2006 and 2007, respectively.
      The Board has nominated Roy W. Haley, George L. Miles, Jr. and James L. Singleton for election as Class III Directors. The nominees for Class III Directors have previously served as members of the Board. The accompanying proxy will be voted for the election of Messrs. Haley, Miles and Singleton, unless authority to vote for one or more of the nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a Director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board.
      The Board unanimously recommends a vote “FOR” the election of each of the Class III Director nominees.
Class III Directors — Present Term Expires in 2005

Roy W. Haley Age: 58 Chairman of the Board and Chief Executive Officer Director since 1994	Mr. Haley has been Chief Executive Officer of the Company since February 1994, and Chairman of the Board since 1998. From 1988 to 1993, Mr. Haley was an executive at American General Corporation, a diversified financial services company, where he served as Chief Operating Officer, as President and as a Director. Mr. Haley is also a Director of United Stationers, Inc. and Cambrex Corporation, and is Chairman of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland.
George L. Miles, Jr. Age: 63 Director since 2000	Mr. Miles has been President and Chief Executive Officer of WQED Multimedia since September 1994. Mr. Miles is also a Director of Equitable Resources, Westwood One, ATS-Chester, Inc., Citizens Financial Group and Harley-Davidson, Inc.
James L. Singleton Age: 49 Director since 1998	Mr. Singleton is Co-Chairman of The Cypress Group, L.L.C. and was a founding partner of that firm in April 1994. Prior to that time, he was a Managing Director in the Merchant Banking Group at Lehman Brothers. Mr. Singleton is also a Director of ClubCorp Inc., Danka Business Systems PLC, Scotsman Holdings, Inc., and The Meow Mix Company.
Class I Directors — Present Term Expires in 2006

Michael J. Cheshire Age: 56 Director since 1998	Mr. Cheshire was the Chairman and Chief Executive Officer of Gerber Scientific, Inc., from 1998 to 2001 and President and Chief Operating Officer from 1997 to 1998. Prior to joining Gerber Scientific, Mr. Cheshire spent 21 years with the General Signal Corporation and was most recently President of their electrical group. Mr. Cheshire is a Director of Del Global Technologies Corporation, United Way of the Connecticut Capital Region and a corporator with Farmington Savings Bank.

James A. Stern Age: 54 Director since 1998	Mr. Stern is CEO and Co-Chairman of The Cypress Group L.L.C. since its formation in April 1994. Prior to joining Cypress, Mr. Stern was a managing Director with Lehman Brothers, Inc. and served as head of the Merchant Banking Group. During his career at Lehman Brothers, he also served as head of that firm’s Investment Banking, High Yield and Primary Capital Markets Groups. Mr. Stern is also a Director of AMTROL, Inc., Lear Corporation, Medpointe, Inc., and Affinia Group, Inc., and is Chairman of the Board of Trustees of Tufts University.
William J. Vareschi Age: 62 Director since 2002	Mr. Vareschi retired as Chief Executive Officer of Central Parking Corporation in May 2003. Before joining Central Parking Corp., his prior business career of more than 35 years of service was spent with the General Electric Company, which he joined in 1965. He held numerous financial management positions within GE, including Chief Financial Officer for GE Plastics Europe (in the Netherlands), GE Lighting (Cleveland, Ohio), and GE Aircraft Engines (Cincinnati, Ohio). In 1996, Mr. Vareschi became President and Chief Executive Officer of GE Engine Services, a position he held until his retirement in 2000. Mr. Vareschi was elected to the Board of WMS Industries Inc. on December 9, 2004.
Class II Directors — Present Term Expires in 2007

Sandra Beach Lin Age: 47 Director since 2002	Ms. Lin joined Avery Dennison Corporation in 2005 as Group Vice President, Specialty Materials & Converting Worldwide. She previously served as President, Alcoa Closure Systems International, joining Alcoa in 2002 after 20 years of business experience in the specialty chemicals, medical products, and automotive components industries. She joined Honeywell (then AlliedSignal) in 1994 and held various general management positions, most recently serving as President of Bendix Commercial Vehicle Systems. Before joining Honeywell, she held a variety of business segment general management, product marketing, and sales roles at Smith & Nephew Perry, Crest Ultrasonics, and American Cyanamid. Ms. Lin is a member of the Committee of 200, an international, professional organization of preeminent women entrepreneurs and corporate leaders. She is also a member of the Board of the Tauber Manufacturing Institute at the University of Michigan.

Robert J. Tarr, Jr. Age: 61 Director since 1998	Mr. Tarr is a professional director and private investor. He is also a special partner of Chartwell Investments, LLP, a private equity firm. He was the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. from February 2000 to September 2001. Prior to joining HomeRuns.com, he worked for more than 20 years in senior executive roles for Harcourt General, Inc., including six years as President, Chief Executive Officer, Chief Operating Officer, and he currently is a Director of Harcourt General, Inc. (formerly General Cinema Corporation) and The Neiman Marcus Group, Inc.
Kenneth L. Way Age: 65 Director since 1998	Mr. Way served as Chairman of Lear Corporation from 1988 to 2003, and was affiliated with Lear Corporation and its predecessor companies for 36 years in engineering, manufacturing and general management capacities. Mr. Way retired on January 1, 2003. Mr. Way is also a Director of Comerica, Inc., CMS Energy Corporation, Cooper Standard Automotive, United Way and Karmanos Cancer Institute, and is on the Board of Trustees for Henry Ford Health Systems.
ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Board unanimously recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005.
      The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2004. The Company is submitting the selection of independent registered public accounting firm for stockholder ratification at the Annual Meeting. Although ratification of this selection is not legally required, the Board believes it is appropriate for the stockholders to ratify such action. In the event that the stockholders do not ratify the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm, the Audit Committee may reconsider its selection.
      A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

CORPORATE GOVERNANCE
      The Board, management and employees are committed to employing sound, ethical corporate governance and business practices. The Company has updated its corporate governance practices in accordance with the New York Stock Exchange’s listed company standards. The Company’s major corporate governance documents can be accessed on the Company’s website at www.wesco.com, Investors, Corporate Governance. The following is a summary of our current corporate governance practices.
Director Independence
      The Company has adopted categorical standards to assist the Board in determining Director independence. Those categorical standards and the Company’s Governance Guidelines incorporate the director independence standards of the New York Stock Exchange, and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. The Board has determined that, except for Mr. Haley, each member of the Board is independent according to the director independence standards of the New York Stock Exchange and the categorical standards adopted by the Board. The categorical standards adopted by the Board to assist it in determining Director independence can be accessed on the Company’s website at www.wesco.com.
Corporate Governance Guidelines
      The Company has adopted a set of Corporate Governance Guidelines to assist members of the Board in fully understanding and effectively implementing their responsibilities while assuring the Company’s on-going commitment to high standards of corporate conduct and compliance. The Guidelines are reviewed from time to time in response to changing regulatory requirements and best practices and are revised accordingly. The Guidelines address the following key topics:

•	Director Qualifications;

•	Significant Changes in Job Responsibilities of Directors;

•	Elected Term;

•	Director Responsibilities;

•	Committees of the Board;

•	Meetings in Executive Session;

•	Director Access to Officers and Employees;

•	Director Compensation;

•	Director Orientation and Continuing Education;

•	Evaluation of the Chief Executive Officer;

•	Executive Compensation and Ownership Guidelines.
      The full text of the Corporate Governance Guidelines is available on the Company’s corporate governance website at www.wesco.com and is also available in print for any requesting stockholder.
      The Company has adopted a Code of Business Ethics and Conduct (the “Code”) that applies to all of its employees. The Code covers all areas of professional conduct, including customer relations, conflicts of interest, insider trading, and financial disclosure, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to report any violations or suspected violations of the Code to their supervisors or by using the Company’s ethics toll-free hotline. The full text of the Code is available on the Company’s corporate governance website at www.wesco.com and is also available in print for any requesting stockholder.

      The Company also has adopted a Senior Financial Executive Code of Business Ethics and Conduct (the “Senior Financial Executive Code”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller and which is signed by such officers on an annual basis. The full text of the Senior Financial Executive Code is available on the Company’s corporate governance website at www.wesco.com and is also available in print for any requesting stockholder. The Company will disclose future amendments to, or waivers from, the Senior Financial Executive Code on its corporate governance website within four business days of the amendment or waiver.
Executive Sessions; Presiding Director
      The non-management members of the Board hold regularly scheduled meetings in executive session. The Company’s independent Directors have designated Mr. Singleton to preside over such executive sessions through 2005. As Presiding Director, Mr. Singleton has broad authority to call and conduct meetings of the independent Directors. He is also responsible for planning and conducting the annual evaluation of Board performance and effectiveness. During 2004, the Board met in executive session to assess and evaluate its activities, effectiveness, and performance. The non-management independent Directors met in executive session at each Board meeting held in person.
Annual Performance Evaluation
      The Board and each of the Audit, Compensation, Executive and Nominating and Governance Committees conduct an annual self-evaluation, as contemplated by the Company’s Corporate Governance Guidelines and the charters of such Board committees.
Stockholder Communications with Directors
      The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Chairman of the Audit Committee, Mr. Tarr, or the Presiding Director, Mr. Singleton, and other non-management members of the Board by confidential e-mail. The applicable e-mail addresses are accessible in the corporate governance section of the Company’s website under the caption “Communications with the Board.” The Director of Internal Audit will review all such communications on a timely basis and will forward all such communications, other than solicitations, invitations or advertisements, to the appropriate Board member on a monthly basis. All communications will be made available to the Board on an immediate basis upon request by any member of the Board. Stockholders who wish to communicate with the Board in writing via regular mail should send such correspondence to: WESCO International, Inc., Suite 700, 225 West Station Square Drive, Pittsburgh, Pennsylvania 15219, Attention: Director of Internal Audit. Any such hard-copy communications received will be reviewed by the Director of Internal Audit and forwarded to the Board on the same basis as electronic communications.
      In addition, it is the Company’s expectation that each member of the Board attend the Annual Meeting of the Company’s stockholders, thereby providing additional opportunities for stockholder access. All then-sitting members of the Board were present at the Company’s 2004 Annual Meeting.
Nominating and Governance Committee
      In addition to identifying and nominating candidates for election or appointment to the Board, the Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board with respect to the corporate governance policies and practices of the Company. The Nominating and Governance Committee operates under a separate charter, which is available on the Company’s corporate governance website at www.wesco.com and is also available in print for any requesting stockholder.

      During 2004, the Committee recommended and the Board has approved the following changes in the Company’s Corporate Governance Guidelines:

1.	Any Director newly appointed by the Board will stand for re-election by stockholders at the next Annual Meeting.

2.	Stockholders will be asked on an annual basis to ratify and approve the appointment of the Company’s independent registered public accounting firm as previously approved by the Board.

3.	Board members will be expected to maintain beneficial ownership of Company common stock in an amount valued at no less than two times their annual retainer fee.

4.	Management personnel will be expected to maintain beneficial ownership of Company common stock based on a schedule established by the Board. More particularly, the Chief Executive Officer will be expected to maintain beneficial ownership in an amount valued at no less than four times his or her approved base salary, and Vice Presidents will be expected to maintain beneficial ownership in an amount valued at no less than two times their respective base salary levels.
      The Company’s corporate governance practices have been reviewed, documented, and made available for public access. Recognizing the value of periodic reevaluations, as appropriate or necessary, the Committee and the Board will conduct an orderly assessment of a broad range of corporate governance matters to determine whether any changes are warranted.
Director Nominating Procedures
      The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for nomination as Director and will consider potential candidates identified through professional executive search arrangements, as well as referrals or recommendations by members of the Board, by management of the Company, or by stockholders of the Company. The Nominating and Governance Committee has the sole authority to retain, approve the fees and retention terms of and terminate any search firm to be used to identify Director candidates. The Nominating and Governance Committee has previously retained an executive search firm to assist in identifying qualified Board member candidates.
      In considering candidates submitted by stockholders of the Company, the Nominating and Governance Committee will take into consideration the needs of the Board along with candidates’ qualifications. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director of the Company;

•	A description of what would make such person a good addition to the Board;

•	A description of any relationship that could affect such person’s qualifying as an independent Director, including identifying all other public company Board and committee memberships;

•	A confirmation of such person’s willingness to serve as a Director if selected by the Nominating and Governance Committee;

•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in the Company’s Proxy Statement if such person were a nominee; and

•	The name of the stockholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.
      The stockholder recommendation and information described above must be sent c/o WESCO International, Inc., Suite 700, 225 West Station Square Drive, Pittsburgh, Pennsylvania 15219, Attention: Corporate

Secretary and, in order to allow for timely consideration, must be received not less than 120 days prior to the first anniversary of the date of the Proxy Statement for the Company’s most recent Annual Meeting.
      Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information to assess whether the person should be considered further. Generally, if the candidate expresses a willingness to be considered to serve on the Board, the Nominating and Governance Committee will conduct a thorough process of determining and assessing the candidate’s qualifications and accomplishments. The Nominating and Governance Committee follows the same evaluation process with regard to candidates identified by the Committee and any candidate who is recommended by our stockholders.
MEETINGS AND COMMITTEES OF THE BOARD
      The Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. The full Board held six meetings in 2004. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2004, as well as 75% or more of the meetings held by any committee of the Board on which she or he served.
Executive Committee
      The Executive Committee consists of Messrs. Cheshire, Haley, Singleton and Stern, with Mr. Singleton serving as Chairman. It is responsible for overseeing the management of the affairs and business of the Company and has been delegated authority to exercise the powers of the Board, as necessary, during intervals between Board meetings. The Executive Committee operates under a separate charter, which is available on the Company’s corporate governance website at www.wesco.com. The Executive Committee held two meetings in 2004.
Nominating and Governance Committee
      The Nominating and Governance Committee of the Company is composed of four Directors who each are “independent” under NYSE standards and the Company’s categorical Board independence standards, which are set forth in the Company’s Corporate Governance Guidelines. The Committee consists of Ms. Lin and Messrs. Miles, Singleton and Way, with Mr. Miles serving as Chairman. It is responsible for identifying and nominating candidates for election or appointment to the Board. It is also the responsibility of the Nominating and Governance Committee to review and make recommendations to the Board with respect to the corporate governance policies and practices of the Company and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Nominating and Governance Committee operates under a separate charter, which is available on the Company’s corporate governance website at www.wesco.com. The principal activities of the Committee in 2004 involved the development of new or revised corporate governance practices. The Nominating and Governance Committee held two meetings in 2004.
Audit Committee
      The Audit Committee currently consists of Ms. Lin, and Messrs. Cheshire, Tarr and Vareschi, with Mr. Tarr serving as Chairman. The Board has determined that Mr. Tarr is a Financial Expert, as defined under Item 401 of SEC Regulation S-K, and that Mr. Tarr is independent according to the director independence standards of the New York Stock Exchange. The Audit Committee operates under a written charter, which has been amended and is included as Appendix A to this Proxy Statement and is available on the Company’s corporate governance website at www.wesco.com.
      The Audit Committee is responsible for: (a) appointing the independent registered public accounting firm to audit the Company’s financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with the management and the independent registered public accounting firm the Company’s year-end operating results; (d) considering the adequacy of the internal accounting and control procedures of the Company; (e) reviewing the non-audit services to be performed by the independent registered public accounting firm, if any; and (f) reviewing the Company’s Form 10-K prior to filing with the SEC, and considering the effect of such performance on the registered public accounting firm’s independence. The Audit Committee held thirteen meetings in 2004.
      The Audit Committee has furnished the following report:

Report of the Audit Committee
      Management of the Company has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee is responsible for reviewing the Company’s financial reporting process.
      In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380.)
      In addition, the Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm received by the Company as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).
      The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Committee meets with the Company’s internal audit department and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC. The Committee and the Board have also approved the selection of the Company’s independent registered public accounting firm, PricewaterhouseCoopers, for the year 2005.
Respectfully Submitted:
The Audit Committee
Robert J. Tarr, Jr., Chairman
Michael J. Cheshire
Sandra Beach Lin
William J. Vareschi

Relationship with Independent Registered Public Accounting Firm
      Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2004 and 2003 were as follows:

	2004	2003

Audit fees	$1,407,000	$507,000
Audit-related fees	32,000	126,000
Tax fees	522,000	628,000
All other fees	—	—

	$1,961,000	$1,261,000
      The audit fees for the years ended December 31, 2004 and 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company, reviews of the Company’s quarterly consolidated financial statements and statutory audits. The 2004 fees included professional services for the Company’s equity offering in December. The fees for the year ended December 31, 2004 also included fees related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act.
      The audit-related fees for the years ended December 31, 2004 and 2003, in each case, were for assurance and related services related to employee benefit plan audits, accounting consultations and attest services.
      Tax fees for the years ended December 31, 2004 and 2003 were for services related to tax planning and compliance services.
      All other fees are for professional services performed that do not meet the above category descriptions. During the years ended December 31, 2004 and 2003, there were no services rendered by PricewaterhouseCoopers, except as described above.
      The Company’s Audit Committee has the sole authority to pre-approve, and has a policy of pre-approving, all audit and non-audit engagements with PricewaterhouseCoopers unless an exception to such pre-approval exists under the Exchange Act or SEC rules. During 2004 and 2003, all of the audit and non-audit services provided by PricewaterhouseCoopers were pre-approved by the Audit Committee.

Audit Committee Pre-approval Policies and Procedures
      The Company’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.

Appointment of Independent Registered Public Accounting Firm
      The Audit Committee has appointed PricewaterhouseCoopers as the Company’s independent registered public accounting firm to audit the 2005 financial statements.
Compensation Committee
      In 2004, the Compensation Committee consisted of Messrs. Singleton, Stern, Tarr, and Way, all of whom are independent Directors according to the recently revised independence standards of the New York Stock Exchange. Mr. Stern served as Chairman of the Committee. The Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for Directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company. The Committee operates under a separate charter setting forth its duties and responsibilities, which is available on the Company’s corporate governance website at www.wesco.com and is also available in print for any requesting stockholder. The Compensation Committee held five meetings in 2004.

Compensation of Directors
      Members of the Board who are also employees of the Company do not receive cash compensation for their services as Directors. During 2004, each Director of the Company who is not an employee of the Company or any of the Company’s subsidiaries or The Cypress Group L.L.C. (“Cypress”) received an annual Director’s fee of $30,000, payable in shares of common stock, or a combination of cash and shares of common stock (of which a maximum of 50% may consist of cash), at each Director’s election. Each Director of the Company who receives a Directors’ fee received a fee of $1,000 for each meeting at which such Director rendered services to the Company, including meetings of stockholders, the Board, or any committee of the Board on which she or he serves. Committee chairpersons receive a fee of $2,000 for committee meeting attendance. If attendance at a Board meeting is telephonic, meeting fees are reduced to $500.
      Effective January 1, 2000, the Company established the Deferred Compensation Plan for Non-Employee Directors under which non-employee Directors can elect to defer 25% or more of the annual Directors’ fee. Amounts deferred under this arrangement are, on the deferral date, converted into stock units (common stock equivalents), which will be credited via book entry to an account in the Director’s name. For purposes of determining the number of stock units to be credited to a Director for a particular year, the average of the high and low trading prices of the Common Stock on the first trading day in January of that year will be used. Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service. In addition, as of each July 1, beginning with July 1, 2002, each non-employee Director who will be continuing as a Director after that date receives a non-qualified stock option to purchase 5,000 shares of Common Stock (or such other amount as the Board may determine from time to time). The exercise price of these options is equal to the fair market value per share of Common Stock on the date of grant. A non-employee Director’s options vest on the third anniversary of the date of grant. Effective July 1, 2005, Directors will receive equity compensation in the form of Stock Appreciation Rights (“SARs”).
      Effective January 1, 2005, all meeting fees have been eliminated. Members of the Board who are not employees of the Company will receive an annual Director’s fee of $50,000 annually payable in shares of common stock or a combination of cash and shares of common stock (of which a maximum of 50% may consist of cash) at each Director’s direction. Finally, the Chair of the Audit Committee receives an additional fee of $10,000 payable annually.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth compensation information for the Company’s Chief Executive Officer and for the Company’s four other most highly compensated executive officers with compensation in excess of $100,000 for 2002, 2003 and 2004 (the “Named Executive Officers”).

				Long-Term
				Compensation

				Securities
		Annual Compensation		Underlying	All Other
	Fiscal			Equity Awards	Compensation ($)
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	(#s)(2)	(3)(4)(5)(6)

Roy W. Haley	2004	685,833	1,470,000	200,000	62,869
Chairman and	2003	615,000	300,000	300,000	35,072
Chief Executive Officer	2002	615,000	175,000	—	31,722
Stephen A. Van Oss	2004	325,000	387,000	70,000	32,957
Senior Vice President and Chief	2003	300,000	130,000	70,000	25,710
Financial and Administrative Officer	2002	282,500	130,000	—	23,479
William M. Goodwin	2004	242,000	280,500	30,000	36,131
Vice President, Operations	2003	235,833	118,000	38,000	23,548
	2002	230,000	85,000	—	22,025
Patrick M. Swed(7)	2004	275,000	212,420	27,500	32,563
Vice President, Operations	2003	275,000	—	38,000	23,445
	2002	275,000	—	—	19,422
Donald H. Thimjon	2004	242,000	280,500	35,000	35,012
Vice President, Operations	2003	235,833	76,200	38,000	23,874
	2002	230,000	61,000	—	23,000

(1)	Bonus amounts reflect compensation earned in the indicated fiscal year, but approved and paid in the following year. Bonus amounts reflect awards under documented performance objectives and plans and are inclusive of a special one-year Value Acceleration Program payment approved by the Board for performance substantially above established goals.

(2)	All equity awards granted to the Named Executive Officers in 2004, 2003 and 2002 were granted under the Company’s 1999 Long-Term Incentive Plan (“LTIP”), as amended and approved by the Board and stockholders. SARs granted in 2004 have an exercise price of $24.02 per share. Stock options granted in 2003 have an exercise price of $5.90 per share. Stock options granted in 2001 have an exercise price of $4.50 per share. Awards granted under the LTIP are subject to certain time and performance-based vesting requirements.

(3)	Includes contributions by the Company under the WESCO Distribution, Inc. Retirement Savings Plan in the amounts of (a) $6,000, $2,600, $4,925, $6,000, and $6,000 for Messrs. Haley, Van Oss, Goodwin, Swed, and Thimjon, respectively, in 2004 (b) $6,000, $2,400, $4,500, $6,000, and $6,000 for Messrs. Haley, Van Oss, Goodwin, Swed, and Thimjon, respectively, in 2003, (c) $5,100, $2,200, $4,125, $5,100, and $5,100 for Messrs. Haley, Van Oss, Goodwin, Swed, and Thimjon, respectively, in 2002. An award under the Company’s Retirement Savings Plan in the form of a discretionary contribution was made to all employees in 2004, specifically, in the amounts of $5,000, $3,000, $7,000, $7,000, and $7,000 for Messrs. Haley, Van Oss, Goodwin, Swed and Thimjon, respectively.

(4)	Includes contributions by the Company under the WESCO Distribution, Inc. Deferred Compensation Plan in the amounts of (a) $22,700, $10,613, $5,779, $2,063, and $3,341 for Messrs. Haley, Van Oss, Goodwin, Swed and Thimjon, respectively, in 2004, (b) $14,750, $10,500, $5,036, $2,063, and $2,666 for Messrs. Haley, Van Oss, Goodwin, Swed and Thimjon, respectively, in 2003, (c) $12,300, $8,525, $3,738, $0, and $3,738 for Messrs. Haley, Van Oss, Goodwin, Swed and Thimjon, respectively, in 2002. An award under the Company’s Retirement Savings Plan in the form of a discretionary contribution was made in 2004 to the Deferred Compensation Plan in the amounts of $14,750, $3,450, $4,219, $2,625, and $3,519 for Messrs. Haley, Van Oss, Goodwin, Swed and Thimjon, respectively.

(5)	Includes an annual automobile allowance paid by the Company in the amount of $12,000 for each of Messrs. Haley, Van Oss, Goodwin, Swed and Thimjon in each of 2004, 2003, and 2002.

(6)	Includes the dollar value of insurance premiums paid by the Company for each executive officer’s term life insurance in the amounts of (a) $2,419, $1,294, $2,208, $2,875 and $3,152 for Messrs. Haley, Van Oss, Goodwin, Swed, and Thimjon, respectively, in 2004, (b) $2,322, $810, $2,012, $3,382, and $3,208 for Messrs. Haley, Van Oss, Goodwin, Swed, and Thimjon, respectively, in 2003, (c) $2,322, $754, $2,162, $2,322, and $2,162 for Messrs. Haley, Van Oss, Goodwin, Swed, and Thimjon, respectively, in 2002.

(7)	Patrick M. Swed will retire employment from the Company as of May 1, 2005.

SARs Grants in Last Fiscal Year

					Potential Realizable Value
	Number of	% of Total			at Assumed Rates of
	Securities	SARs			Stock Price Appreciation
	Underlying	Granted to			for SAR Term(2)
	SARs	Employees	Exercise	Expiration
Name	Granted(1)	in Fiscal Year	Price ($/Sh)	Date	5%	10%

Roy W. Haley	200,000	18.6%	24.02	9/29/2014	3,022,000	7,656,000
Stephen A. Van Oss	70,000	6.5%	24.02	9/29/2014	1,057,700	2,679,600
William M. Goodwin	30,000	2.7%	24.02	9/29/2014	453,300	1,148,400
Patrick M. Swed	27,500	2.55%	24.02	9/29/2014	415,525	1,052,700
Donald H. Thimjon	35,000	3.25%	24.02	9/29/2014	528,850	1,339,800

(1)	During 2003, the Company adopted the measurement provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and began expensing stock option and SARs awards. The Company recognized $2.9 million of compensation expense in the year ended December 31, 2004.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.
Aggregated Option/SARs Exercises in Last Fiscal Year and Fiscal Year-End Option/SARs Values
      The table below sets forth information for each Named Executive Officer with regard to the aggregate (stock options and SARs) held at December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised Option/		In-the-Money Option/SARs
			SARs Awards at FY-End		Awards at FY-End(1)

	Shares
	Acquired	Value	(Exercisable — Unexercisable)		(Exercisable — Unexercisable)
	on Exercise	Realized
Name	(#)	($)	(#)	(#)	($)	($)

Roy W. Haley	—	—	641,875	925,125	12,610,019	16,504,111
Stephen A. Van Oss	17,500	187,210	109,296	242,676	2,450,914	4,250,486
William M. Goodwin	20,000	334,600	72,142	173,018	1,424,197	3,242,450
Patrick M. Swed	50,000	731,552	131,879	194,361	2,552,629	3,678,794
Donald H. Thimjon	—	—	42,142	178,018	857,497	3,270,550

(1)	Based on the closing market price per share of $29.64 as reported on the NYSE on December 31, 2004.

      During December 2003, in a privately negotiated transaction with 19 employees, including Messrs. Haley, Goodwin, Swed and Thimjon, the Company redeemed the net equity value of stock options originally granted in 1994 and 1995, representing approximately 2.9 million shares. The options held by the employees had a weighted average price of $1.75. The options were redeemed at a price of $8.63 per share, effective for accounting purposes, as of December 31, 2003. The transaction was settled, and the aggregate cash payment of $20.1 million was made on January 6, 2004.
Senior Vice President and Chief Operating Officer
      On July 14, 2004, the Company hired John J. Engel to serve in the new role of Senior Vice President and Chief Operating Officer. Mr. Engel is the senior executive responsible for all sales, service and logistics operations and related headquarters and field support functions. Mr. Engel’s compensation arrangements are summarized in the section below referencing “Employment Agreement with the Chief Operating Officer.”
Employment Agreements
      Employment Agreement with the Chief Executive Officer. The Company is a party to an employment agreement with Mr. Haley providing for a rolling employment term of three years. Pursuant to this agreement, Mr. Haley is entitled to an annual base salary of at least $500,000, the actual amount of which may be adjusted by the Board from time to time, and an annual incentive bonus equal to a percentage of his annual base salary ranging from 0% to 200%. The actual amount of Mr. Haley’s annual incentive bonus will be determined based upon the Company’s financial performance as compared to the annual performance objectives established for the relevant fiscal year. If Mr. Haley’s employment is terminated by the Company without “cause,” by Mr. Haley for “good reason” or as a result of Mr. Haley’s death or disability, Mr. Haley is entitled to continued payments of his average annual base salary and his average annual incentive bonus, reduced by any disability payments for the three-year period, or in the case of a termination due to Mr. Haley’s death or disability, the two-year period, following such termination, and continued welfare benefit coverage for the two-year period following such termination. In addition, in the event of any such qualifying termination, all outstanding options held by Mr. Haley will become fully vested.
      The agreement further provides that, in the event of the termination of Mr. Haley’s employment by the Company without “cause” or by Mr. Haley for “good reason,” in either such case, within the two-year period following a “change in control” of the Company, in addition to the termination benefits described above, Mr. Haley is entitled to receive continued welfare benefit coverage and payments in lieu of additional contributions to the Company’s Retirement Savings Plan and Deferred Compensation Plan for the three-year period following such “change in control.” The Company has agreed to provide Mr. Haley with an excise tax gross up with respect to any excise taxes Mr. Haley may be obligated to pay pursuant to Section 4999 of the United States Internal Revenue Code of 1986 on any excess parachute payments. In addition, following a “change in control,” Mr. Haley is entitled to a minimum annual bonus equal to 50% of his base salary, and the definition of “good reason” is modified to include certain additional events. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.
      Employment Agreement with the Chief Operating Officer. The Company is a party to an employment agreement with Mr. Engel providing for an employment term of two years, subject to automatic renewals for an additional year as of each annual anniversary of the agreement. The agreement provides that Mr. Engel is entitled to an annual base salary of at least $450,000, subject to adjustment by the Board, and incentive compensation under the Company’s incentive compensation and other bonus plans for senior executives in amounts ranging from 0% to 100% of his annual base salary, based upon the Company’s achievement of earnings, sales growth and return on investment or other performance criteria established by the Compensation Committee.
      If Mr. Engel’s employment is terminated by reason of his death, the Company will pay the amount of his accrued but unpaid base salary through his date of death, any accrued but unpaid incentive compensation, any other reimbursable amounts and any payments required to be made under the Company’s employee benefit plans or programs. If Mr. Engel’s employment is terminated by reason of disability, he will continue to receive his base salary and all welfare benefits through the date of disability, offset by the amount of any disability income payments provided under the Company’s disability insurance. If Mr. Engel’s employment is terminated by the Company without “cause” or by him for “good reason,” he is entitled to his accrued but unpaid base salary through the date of termination, a cash amount equal to his pro rata incentive compensation for the fiscal year in which the termination occurs, monthly cash payments equal to 1.5 times his monthly base salary as of the date of termination for the greater of (i) the remainder of the employment agreement’s term, or (ii) eighteen months following the date of termination, and continued welfare benefit coverage for the two years. In such event, all stock options, except those that will remain unvested due to specified operational or financial performance criteria not being satisfactorily achieved, will become fully vested, and the Company will pay the full cost of his COBRA continuation coverage. If Mr. Engel’s employment is so terminated within one year following a “change in control” of the Company, the cash amount equal to 1.5 times his monthly base salary will be paid in monthly installments for 24 months. The Company has agreed to provide Mr. Engel with a partial excise tax gross up with respect to any excise taxes Mr. Engel may be obligated to pay. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions. Additionally, under the terms of the agreement, the Company paid approximately $187,000 in relocation expenses on behalf of Mr. Engel in 2004.
Report of Compensation Committee on Executive Compensation

Responsibilities and Goals
      The Compensation Committee, composed of independent, non-employee Directors, has the responsibility of administering executive compensation and benefit programs, policies and practices. In 2004, the Committee consisted of Messrs. Stern, Singleton, Tarr, and Way, with Mr. Stern serving as Chairman. The Committee engages the assistance of outside consultants and uses third-party surveys in its consideration of compensation levels and incentive plan designs. On an annual basis, the Committee reviews and approves the compensation and benefit programs for the executive officers, including the Chairman and Chief Executive Officer.

Executive Officer Compensation
      The objective of the Company’s compensation program for executive officers, including Mr. Haley, is to attract, motivate, and reward the high caliber of executive performance required to be successful in the competitive distribution industry, and to enhance positive business results and growth in stockholder value.
      The Company’s compensation program for executive officers consists of a base salary, annual incentive bonuses and long-term incentives. Executives have significant amounts of compensation at risk, based on performance. Executives also maintain a significant equity stake in the Company, aligning the interests of management with those of the Company’s stockholders. As of December 31, 2004, each of the Named Executive Officers owned Company stock valued at more than three times their annual base salary.
      The Company’s Executive Compensation Programs can be described as follows:

•	Base salaries for the Company’s executives are targeted at or near the median of similarly sized industrial distribution companies and other large distributors or wholesalers. Salaries for each executive are reviewed annually, taking into account factors such as overall company performance in relation to competition and industry circumstances, changes in duties and responsibilities, strategic and operational accomplishments, and individual performance. From time to time (and not necessarily on an annual basis), the Committee adjusts base salaries for executive officers (including Mr. Haley) based on performance, and if appropriate to reflect competitive pay practices of peer companies.

•	Annual incentives are awarded for achievement of strategic and operational objectives, improvement in operating results, and performance in relation to financial goals of the Company, which are established at the beginning of the year. Cash bonus incentive awards granted for 2004 performance reflect significant financial and operational achievements, which exceeded targeted performance levels.

•	Long-term incentives generally are granted in the form of equity awards such as stock options or SARs. The Committee believes that equity awards are an effective long-term link between executive performance and stockholder value. The Committee authorized a SARs grant in September 2004, and each of the Named Executive Officers received an equity award as shown in the table reflecting SARs Grants in the Last Fiscal Year.

CEO Compensation
      In determining the compensation level for Mr. Haley, the Company’s Chief Executive Officer, the Committee reviewed his performance against previously established 2004 objectives, the Company’s record performance in most performance categories, and the significant gain in share price benefiting all stockholders. The Committee assessed Mr. Haley’s individual performance and leadership, as reflected in the Company’s financial and operating performance, new business development initiatives, the effectiveness of the Company’s continuous improvement programs, cash flow generation and progress made in capital structure improvements, refinancing transactions, working capital performance, and overall liquidity. Mr. Haley’s base salary was increased to $700,000 effective March 1, 2004. The Committee made no subsequent changes to his base salary for 2005. Mr. Haley’s cash bonus for 2004 performance was $1,470,000. He was also granted Stock Appreciation Rights for 200,000 shares of the Company’s Common Stock. This information is also shown in the Summary Compensation Table and the SARs Grants Table in this Proxy Statement.

Conclusions
      The Committee’s goal is to maintain compensation and benefit programs that are competitive within the distribution industry and clearly linked to stockholder value. The Committee believes that the 2004 compensation levels as disclosed in this Proxy Statement are reasonable and appropriate.
      The Committee intends to ensure that compensation paid to its executive officers is within the limits of, or exempt from, the deductibility limits of 162(m) of the Internal Revenue Code and expects that all compensation will be deductible. However, it reserves the right to pay compensation that is not deductible if it determines that to be in the best interests of the Company and its stockholders.
Respectfully Submitted:
Compensation Committee
James A. Stern, Chairman
James L. Singleton
Robert J. Tarr, Jr.
Kenneth L. Way
Compensation Committee Interlocks
      None of the Company’s executive officers serve as an executive officer of, or as a member of the compensation committee of any public company entity that has an executive officer, Director or other designee serving as a member of our Board.

COMPARATIVE STOCK PERFORMANCE
      The following performance graph compares the total stockholder return of an investment in the Company’s Common Stock to that of a peer group of other industrial and construction products distributors and the Russell 2000 index of small cap stocks for the period commencing December 31, 1999 and ending on December 31, 2004. The graph assumes that the value of the investment in the Company’s Common Stock was $100 on December 31, 1999. The historical information set forth below is not necessarily indicative of future performance. The Company does not make or endorse any predictions as to future stock performance.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
AMONG WESCO INTERNATIONAL, INC., THE RUSSELL 2000 INDEX
AND A PEER GROUP

	Wesco International, Inc.	Russell 2000	Peer Group

12/99	100.00	100.00	100.00
12/00	81.69	96.98	93.48
12/01	55.77	99.39	109.90
12/02	61.86	79.03	110.04
12/03	99.72	116.38	139.66
12/04	333.97	137.71	176.65

*	$100 invested on 12/31/99 in stock or index—
including reinvestment of dividends.
Fiscal year ending December 31.

     The following table reflects the companies that are included in the Peer Group Indexes for the years presented. Companies in italics were, at varying points, removed from the Peer Group Index as such companies ceased to be publicly-traded companies.

2000	2001	2002/2003/2004

Airgas, Inc.
Applied Industrial Technologies
Barnes Group, Inc.
Building Materials Holding Corp.
Fastenal Company
Grainger (W.W.), Inc.
Hughes Supply, Inc.
Industrial Distribution Group, Inc.
Kaman Corp.
KEVCO, Inc.
Lawson Products, Inc.
Maxco, Inc.
MSC Industrial Direct Co., Inc.
NCH Corporation
Noland Company
Pameco Corp.
Park-Ohio Holdings Corp.
Pentacon, Inc.
Premier Farnell PLC
SCP Pool Corp.
Strategic Distribution, Inc.
SunSource, Inc.
Watsco, Inc.	Airgas, Inc.
Applied Industrial Technologies
Barnes Group, Inc.
Building Materials Holding Corp.
Fastenal Company
Grainger (W.W.), Inc.
Hughes Supply, Inc.
Industrial Distribution Group, Inc.
Kaman Corp.
KEVCO, Inc.
Lawson Products, Inc.
Maxco, Inc.
MSC Industrial Direct Co., Inc.
NCH Company
Noland Company
Pameco Corp.
Park-Ohio Holdings Corp.
Premier Farnell PLC
SCP Pool Corp.
Strategic Distribution, Inc.
Watsco, Inc.	Airgas, Inc.
Applied Industrial Technologies
Barnes Group, Inc.
Building Materials Holding Corp.
Fastenal Company
Grainger (W.W.), Inc.
Hughes Supply, Inc.
Industrial Distribution Group, Inc.
Kaman Corp.
Lawson Products, Inc.
Maxco, Inc.
MSC Industrial Direct Co., Inc.
Noland Company
Park-Ohio Holdings Corp.
Premier Farnell PLC
SCP Pool Corp.
Strategic Distribution, Inc.
Watsco, Inc.

SECURITY OWNERSHIP
      The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 4, 2005, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the Named Executive Officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

	Shares	Percent
	Beneficially	Owned
Name	Owned	Beneficially

Cypress Merchant Banking Partners L.P.(1)	12,431,663	26.5%
c/o The Cypress Group L.L.C. 65 East 55th Street New York, New York 10222
Cypress Offshore Partners L.P.(1)	643,873	1.4%
Bank of Bermuda (Cayman) Limited P.O. Box 513, G.T. Third Floor — British America Tower George Town, Grand Cayman Cayman Islands, B.W.I.
Putnam, LLC d/b/a Putnam Investments	2,336,461	5.0%
One Post Office Square Boston, Massachusetts, 02109
James L. Singleton(1)	13,075,536	27.9%
James A. Stern(1)	13,075,536	27.9%
Roy W. Haley	1,391,791	2.9%
Stephen A. Van Oss	197,761	*
William M. Goodwin	167,394	*
Donald H. Thimjon	124,834	*
Robert J. Tarr, Jr.	51,120	*
Kenneth L. Way	49,553	*
Michael J. Cheshire	5,120	*
George L. Miles, Jr.	3,501	*
Sandra Beach Lin	350	*
Patrick Swed	100	*
William J. Vareschi	—	—
All 17 executive officers and Directors as a group	15,128,082	31.7%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The Cypress Group L.L.C. (“Cypress”) is the general partner of Cypress Associates L.P. Cypress Associates L.P. is the general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. Messrs. Singleton and Stern are members of Cypress and may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by such Cypress funds. Messrs. Singleton and Stern disclaim beneficial ownership of such shares.
      The beneficial ownership by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. shown in the table above reflects sales of shares by those partnerships in a public offering completed in December 2004. Pursuant to the terms of an Amended and Restated Registration and Participation

Agreement entered into in 1998, the Company is obligated to pay all expenses, including counsel fees, incurred by Cypress in connection with the public offering other than underwriting discounts and commissions.
Section 16(a) Beneficial Ownership Reporting Compliance
      Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and the New York Stock Exchange. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the fiscal year ended December 31, 2004, there was one late filing each for Sandra Beach Lin (Form 4) and John Engel (Form 4), and eight late filings for Robert Rosenbaum (Form 4).
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers served as the Company’s independent registered public accounting firm for 2004. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
      No stockholder proposals were submitted for consideration by the Board for the 2005 Annual Meeting. Rule 14a-8 of the Exchange Act contains the procedures for including certain stockholder proposals in the Company’s Proxy Statement and related materials. The deadline for submitting a stockholder proposal pursuant to Rule 14a-8 for the 2005 Annual Meeting of the Company is the date, which is 120 days prior to the first anniversary date of the mailing of this Proxy Statement, or December 21, 2005. With respect to any stockholder proposal outside the procedures provided in Rule 14a-8 and received by the Company no later than 45 days prior to the first anniversary date of the mailing of this Proxy Statement, or March 6, 2006, the Company may be required to include certain limited information concerning such proposal in the Company’s Proxy Statement so that proxies solicited for the 2005 Annual Meeting may confer discretionary authority to vote on any such matter. Any stockholder proposals should be addressed to the Corporate Secretary of the Company, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219.

APPENDIX A
WESCO INTERNATIONAL, INC.
AUDIT COMMITTEE CHARTER
Purpose
      The purpose of the Audit Committee is to assist the Board in:

its oversight of the Company’s accounting and financial reporting principles, policies and internal controls and the performance of the internal audit function;

its oversight of the quality and integrity of the Company’s financial statements and the independent audit thereof;

selecting, evaluating and, where deemed appropriate, replacing the Company’s outside auditors;

evaluating the independence, qualification and performance of the Company’s outside auditors;

evaluating the performance of the Company’s internal auditors; and

ensuring the Company’s compliance with legal and regulatory requirements.
      In addition, the Audit Committee annually shall prepare the Audit Committee Report required to be included in the Company’s annual report and Proxy Statement by applicable Securities and Exchange Commission (“SEC”) rules.
      While certain duties and responsibilities of the Audit Committee are more specifically set forth below, the general function of the Audit Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. In addition, management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
      Each member of the Audit Committee may rely on (a) the integrity of those persons and organizations within and outside the Company from which it receives information and (b) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, in each case absent actual knowledge to the contrary (which shall be reported to the Board promptly).
      The outside auditors for the Company ultimately are accountable to the Board and the Audit Committee. The outside auditors shall submit to the Audit Committee and the Company annually a formal written statement delineating all relationships between the outside auditors and the Company (“Statement as to Independence”), addressing at least the matters set forth in Independence Standard No. 1 adopted by the Independence Standards Board.
Audit Committee Membership
      The Audit Committee shall consist of a least three Directors, all of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership and independence requirements under the rules of the New York Stock Exchange (the “NYSE”). Rule 10A-3(b)(1) under the Exchange Act and applicable law. All members of the Committee shall have a working familiarity with basic financial and accounting processes and one member shall be a “financial expert” according to the criteria set forth under Item 401(h) of SEC Regulation S-K.
      The members of the Audit Committee shall be appointed at least annually by the Board on the recommendation of the Nominating and Governance Committee and may be replaced by the Board from time to time.

      Each member of the Audit Committee should limit the number of public companies for which he or she serves as a member of the audit committee to no greater than three. If a member of the Committee serves on more than three public company audit committees, the Board shall evaluate whether such simultaneous service would impair the ability of such member to effectively serve on the Committee and will ensure that disclosure of such evaluation will be made in the Company’s annual Proxy Statement as required by NYSE rules.
Meetings
      The Audit Committee shall hold at least four meetings per year and such additional meetings as the Audit Committee or its Chairperson shall determine.
      In addition, the Audit Committee should meet separately and periodically with management, the Director of the internal audit department and the outside auditors to review and discuss the annual and quarterly reporting process and such other appropriate matters and to discuss any matters that the Audit Committee or any of those persons or firms believes should be discussed privately.
      The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.
Committee Authority and Responsibility
      To carry out its oversight responsibilities, the Audit Committee shall have the following duties and powers:

With respect to the outside auditors, the Audit Committee shall:

have sole authority to appoint, compensate, retain, oversee, evaluate and replace the Company’s outside auditors including resolution of disagreements between management and the auditor regarding financial reporting) and to approve all audit services and audit engagement fees and terms and any non-audit engagements by the outside auditors;

instruct the outside auditors that they report directly to the Committee;

at least annually, review the services proposed to be rendered to the Company by the outside auditors, including the nature, type and scope of services contemplated and the related fees to be rendered by the firm during the year, and approve the appropriate services and fees;

review and, as appropriate, pre-approve those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee;

annually evaluate the outside auditor’s qualifications, performance and independence, including that of the lead audit partner for the Company’s account, taking into account the opinions of management and the Company’s internal auditors;

ensure regular rotation of the lead partner on the Company’s account as required by applicable SEC regulation and consider whether regular rotation of the outside audit firm is appropriate;

ensure that the outside auditors prepare and deliver annually the Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), actively engage the outside auditors in a dialogue with respect to any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s outside auditors and take appropriate action to satisfy itself of the outside auditors’ independence;

meet with the outside auditors to discuss the planning and staffing of the annual audit and the results of their examination and their evaluation of internal controls and the overall quality of financial reporting;

approve in advance any non-audit services that are proposed to be furnished to the Company by the Company’s outside auditors as permitted by law and review the disclosure of such arrangements in the Company’s periodic reports;

set clear hiring policies for employees or former employees of the Company’s outside auditors; and

review with the outside auditor any audit problems or difficulties, including any restrictions on the scope of the outside auditor’s activities or access to requested information and any significant disagreements with management, and management’s response; and

at least annually, obtain and review a report by the independent auditor describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm; and (iii) any steps taken to deal with any such issues and (iv) (to assess the auditor’s independence) all relationships between the auditors and the Company.

With respect to the internal audit department, the Audit Committee shall:

appoint and/or replace the Director of the Internal Audit Department and maintain a direct reporting line to the Audit Committee. The Director of the Internal Audit Department shall maintain an administrative reporting line to the Chief Financial Officer;

advise the Director of the Internal Audit Department of requirements to provide to the Audit Committee summaries of and, as appropriate, the complete internal audit department reports along with management’s responses thereto; and

discuss with the outside auditors the internal audit department’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

With respect to financial reporting principles and policies and internal audit controls and procedures, the Audit Committee shall:

advise management, the internal audit department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

meet with the outside auditors, with and without representatives of management and the internal audit department present, to:

discuss the scope of the annual audit;

discuss the Company’s annual and quarterly financial statements prior to filing, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the results of the outside auditor’s review of the annual and quarterly financial statements;

review and discuss the Company’s press releases, including the type and presentation of information to be included (paying particular attention to any use of pro forma or adjusted non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies;

discuss any other significant matters arising from any audit or report or communication above, whether raised by management, the internal audit department or the outside auditors, relating to the Company’s financial statements;

review and discuss material off-balance sheet transactions;

confirm that there are no material non-compliance issues with SEC reporting requirements that would require accounting restatements of special disclosures;

discuss the effect of regulatory accounting initiatives and off-balance sheet structures on the Company’s financial statements;

discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal audit department or management;

discuss guidelines and policies with respect to risk assessment and risk management and inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks; and

review the form of opinion the outside auditors propose to render to the Board and stockholders;

recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K;

obtain from the outside auditors assurance that the audit was conducted in a manner consistent with prior years and in accordance with generally accepted accounting principles and regulatory requirements; and

discuss with the Company’s counsel any legal matters that may have a material effect on the financial statements or the Company’s compliance policies, including materials notices to or inquiries received from governmental agencies.

With respect to reporting, the Audit Committee shall:

review and approve the Company’s Code of Ethics for its senior officers as required by SEC rules;

obtain reports from management, the Company’s internal audit department and the outside auditor that the Company and its subsidiaries and foreign affiliated entities are in conformity with applicable legal requirements, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for its senior officers and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics and Code of Ethics for senior officers;

review the Company’s compliance and ethics programs at least annually review reports and disclosures of insider and affiliated party transactions and waivers of the Code of Ethics for the Company’s senior officers; and

review this Charter at least annually and recommend any changes to the full Board.
      The Audit Committee shall meet separately, periodically, with the Company’s management, internal auditors and outside auditors.
      The Audit Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company or any interested parties, of concerns regarding questionable accounting or auditing matters via a designated confidential e-mail address or the Teletip Hotline.
      The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority and necessary funds to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants as it determines necessary to carry out its duties.
      The Audit Committee shall conduct an annual self-performance evaluation.
Reports of the Committee
      At each regular meeting of the Board, the Committee shall report the substance of all actions taken by the Committee since the date of its last report to the Board. Each report shall be filed with the minutes of the Board to which it is presented, as a part of the corporate records.

This Proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR the	Please ☐
foregoing proposals.	Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS:
The election of three directors,
01 Roy W. Haley, 02 George L. Miles, Jr., 03 James L. Singleton for a three-year term to expire in 2008.

	FOR all nominees listed above	WITHHOLD AUTHORITY
	(except as marked to the contrary)	to vote for all nominees listed above
	☐	☐

(Instruction: To withhold authority to vote for any nominee, write that nominee’s name on the line below.

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent
	Registered Public Accounting firm for 2005: PricewaterhouseCoopers LLP	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR the foregoing proposals.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.	Please disregard if you have previously provided your consent decision.

Signature ______________________________________    Signature ________________________________________   Date: ______________, 2005

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/wcc		1-866-540-5760		Mark sign and date
Use the internet to vote your proxy.	OR	Use any tough-tone telephone to vote	OR	your proxy card and
Have your proxy card in hand when		your proxy. Have your proxy card in		return it in the
you access the web site.		hand when you call.		enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.wesco.com/annualreport

WESCO International, Inc. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219	This Proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR the foregoing proposals.

PROXY

The undersigned hereby appoints Stephen A. Van Oss and Marcy Smorey-Giger as Proxies, and each of them with full power of substitution, to represent the undersigned and to vote all shares of common stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held May 18, 2005 or any adjournment thereof, upon all matters coming before the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

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